Exhibit 99.1

PRESS RELEASE

	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
FOR IMMEDIATE RELEASE		713-947-4422

POWELL INDUSTRIES ANNOUNCES FISCAL 2013

THIRD QUARTER RESULTS

HOUSTON — AUGUST 6, 2013 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2013 third quarter ending June 30, 2013.

Revenues for the third quarter of fiscal 2013 were $179.5 million compared to revenues of $194.1 million for the third quarter of fiscal 2012. Net income for the third quarter of fiscal 2013 was $9.3 million, or $0.77 per diluted share, compared to $12.1 million, or $1.02 per diluted share, in the third quarter of fiscal 2012. The third quarter fiscal 2013 results include costs of approximately $1.7 million, or $0.12 per diluted share, related to workforce restructuring in the United Kingdom and relocation costs for the Company’s two new manufacturing facilities.

Michael A. Lucas, Chief Executive Officer, stated, “Our third quarter proved to be challenging as we worked to mitigate customer-requested schedule changes of a few select large projects. The reduction in revenue due to these delays on the larger projects was difficult to overcome, but I am pleased that strong project execution and limited schedule interruptions on small to mid-sized projects generated solid earnings.

“The uncertainty around the timing of large projects is expected to continue into fiscal 2014, impacting both the timing of new awards as well as the execution of orders in the backlog, while activity on small to mid-sized projects continues at steady and healthy levels. Overall, prospects for new capital investments in our key markets are strong. The oil and gas market remains solid, and we are currently supporting proposal work for both onshore and offshore projects. Engineering support in the planning phase for several large petrochemical projects continues at a good pace, and prospects for LNG opportunities, in the longer term, are improving.

“We are pleased with the progress on our two facility expansions. Initial production in our new Edmonton Canada facility has begun, and we expect to complete that transition by the end of September. We will start moving into our new Houston facility later this month. These new facilities, located in important geographic markets, are crucial to our ability to manage and support the number and size of the capital investments we expect to be made by our customer base in the months and years ahead.”

New orders placed during the third quarter of fiscal 2013 totaled approximately $155 million compared to $124 million in the second quarter of fiscal 2013 and $133 million in the third quarter of fiscal 2012. The Company’s backlog as of June 30, 2013 was $496 million compared to $522 million as of March 31, 2013 and $433 million at the end of last year’s third quarter.

OUTLOOK

The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business conditions, as well as potential additional customer schedule changes, Powell Industries has reduced its expected full year fiscal 2013 revenue range to between $650 million and $675 million from its previous guidance of $675 million to $700 million. Full year fiscal 2013 earnings remain unchanged from previous guidance and are expected to range between $2.30 and $2.55 per diluted share. Included in the Company’s earnings outlook is an estimate of $0.25 per diluted share for one-time costs related to the start-up of two new manufacturing facilities.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, August 7, 2013 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9835 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 14, 2013. To access the replay, dial 303-590-3030 using a passcode of 4627818#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Revenues	$179,519	$194,093	$487,375	$533,035
Cost of goods sold	141,034	150,250	383,391	434,577

Gross profit	38,485	43,843	103,984	98,458
Selling, general and administrative expenses	23,805	24,826	70,238	66,112
Amortization of intangible assets	415	704	1,243	2,111
Restructuring and relocation expenses	1,717	—	1,717	—

Operating income	12,548	18,313	30,786	30,235
Other income	—	—	(1,709)	—
Interest expense	47	59	151	203
Interest income	(7)	(25)	(28)	(88)

Income before income taxes	12,508	18,279	32,372	30,120
Income tax provision	3,203	6,141	8,864	12,316

Net income.	$9,305	$12,138	$23,508	$17,804

Earnings per share:
Basic	$0.78	$1.03	$1.97	$1.51

Diluted	$0.77	$1.02	$1.96	$1.50

Weighted average shares:
Basic	11,941	11,812	11,932	11,782

Diluted	12,016	11,861	12,007	11,834

SELECTED FINANCIAL DATA:
Capital expenditures	$20,458	$6,667	$53,728	$25,546

Depreciation and amortization	$2,348	$3,391	$7,775	$9,824

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2013	2012
(In thousands)	(Unaudited)
Assets:
Current assets	$354,275	$346,410
Property, plant and equipment (net)	123,228	78,652
Other assets	23,709	23,250

Total Assets	$501,212	$448,312

Liabilities and Stockholders’ Equity:
Current liabilities	$160,641	$130,873
Long-term debt and capital lease obligations, net of current maturities	3,200	3,630
Deferred and other long-term liabilities	4,242	3,706
Stockholders’ equity	333,129	310,103

Total Liabilities and Stockholders’ Equity	$501,212	$448,312

POWELL INDUSTRIES, INC. & SUBSIDIARIES

BUSINESS SEGMENTS

	Three Months Ended		Nine Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$170,048	$186,272	$461,443	$510,910
Process Control Systems	9,471	7,821	25,932	22,125

Total Revenues	$179,519	$194,093	$487,375	$533,035

Income (loss) Before Income Taxes:
Electrical Power Products	$12,149	$18,422	$32,133	$30,066
Process Control Systems	359	(143)	239	54

Total Income Before Income Taxes	$12,508	$18,279	$32,372	$30,120

	June 30,	September 30,
	2013	2012
(In thousands)	(Unaudited)
Identifiable tangible assets:
Electrical Power Products	$297,893	$304,894
Process Control Systems	14,675	14,539
Corporate	174,204	114,455

Total Identifiable Tangible Assets	$486,772	$433,888

Backlog:
Electrical Power Products	$412,028	$361,853
Process Control Systems	84,114	74,838

Total Backlog	$496,142	$436,691

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